Exhibit 99.1

On December 7, 2020, Kraton Corporation (the “Company”) announced that Kraton Polymers LLC and Kraton Polymers Capital Corporation, its wholly-owned subsidiaries, intend to offer $400.0 million in aggregate principal amount of senior notes due 2025 (the “New Notes”), subject to market and customary conditions.

The offering memorandum to be provided to prospective investors for the offering of the New Notes contains certain financial data for the last twelve months (“LTM”) ended September 30, 2020 on a pro forma basis to exclude the impact of the Company’s Cariflex business, which was sold to Daelim Industrial Co, Ltd. (“Daelim”) on March 6, 2020. Since not all of the information contained in the offering memorandum is included herein, certain cross references and defined terms may not appear in this Exhibit 99.1.

LTM Financial Data

Twelve months ended September 30, 2020
Other pro forma data, excluding the impact of Cariflex:(4)
Pro forma revenue	$1,537,147
Pro forma Adjusted EBITDA(2)(3)(5)	$256,266
Pro forma capital expenditures(1)	$80,915

(1)	Excludes capital expenditures incurred by KFPC, our 50/50 joint venture with FPCC.

(2)

The majority of our consolidated inventory is measured using first in, first out (“FIFO”) basis of accounting. As part of our pricing strategy, we measure our business performance using the estimated current replacement cost (“ECRC”) of our inventory and cost of goods sold. Our ECRC is based on our current expectation of the current cost of our significant raw material inputs. ECRC is developed monthly based on actual market-based contracted rates and spot market purchase rates that are expected to occur in the period. We then adjust the value of the significant raw material inputs and their associated impact to finished goods to the current replacement cost to arrive at an ECRC value for inventory and cost of goods sold. The result of this revaluation from the GAAP carrying value creates the spread between GAAP and ECRC. We maintain our perpetual inventory in our global enterprise resource planning system, where the carrying value of our inventory is determined. With inventory valued under GAAP and ECRC, we then have the ability to report cost of goods sold and therefore Adjusted EBITDA under both our GAAP convention and ECRC.

(3)

Adjusted EBITDA is EBITDA net of the impact of the spread between the FIFO basis of accounting and ECRC and net of the impact of items we do not consider indicative of our ongoing operating performance. We explain how each adjustment is derived and why we believe it is helpful and appropriate in the reconciliation below. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to the limitations applicable to EBITDA described above, as well as the following limitations:

•

due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA, net income and other performance measures, including net income calculated in accordance with GAAP; and

•

Adjusted EBITDA may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements.

(4)

The pro forma financial information presented gives effect to the sale of Cariflex to Daelim as if the sale transaction occurred on October 1, 2019 and represent Revenue, Adjusted EBITDA and capital expenditures for the twelve months ended September 30, 2020 as adjusted to exclude the actual impact of the Cariflex business as if it had been excluded in our consolidated results of operations for the entire LTM period. The pro forma financial information also reflects the impact of the Isoprene Rubber Supply Agreement (“IRSA”) entered into with Daelim as if it had been executed on October 1, 2019. Pro Forma Adjusted EBITDA also reflects the recovery of certain fixed costs in connection with the sale of Cariflex. The pro forma information is not necessarily indicative of the financial position or results of operations of future periods or indicative of results that would have actually occurred had the transactions been completed as of the date of, or as of the beginning of the periods presented. The unaudited pro forma consolidated financial statements have been derived from historical financial statements prepared in accordance with GAAP and are presented based upon information currently available and certain assumptions the Company believes are reasonable.

(5)

Pro Forma Adjusted EBITDA for the LTM ended September 30, 2020 is calculated as reported Adjusted EBITDA for the LTM period, less the actual impact of Cariflex and the IRSA during such period (approximately $38.3 million), plus the run-rate impact of the recovery of certain fixed costs and deferred income, in each case, in connection with sales under the IRSA as if it had been executed on October 1, 2019 (approximately $37.9 million).

Reconciliation of net income (loss) to non-GAAP financial measures

	Twelve months ended September 30, 2020	Nine months ended September 30,		Years ended December 31,
		2020	2019	2019	2018	2017
		(In thousands)		(In thousands)
Consolidated net income (loss)	$(222,786)	$(200,678)	$77,925	$55,817	$70,521	$92,646
Add (deduct):
Income tax (benefit) expense	(58,014)	(48,082)	(1,881)	(11,813)	3,574	(57,884)
Interest expense, net	62,742	44,454	57,494	75,782	93,772	132,459
Depreciation and amortization	131,769	93,828	98,230	136,171	141,410	137,162

EBITDA(a)	(86,289)	(110,478)	231,768	255,957	309,277	304,383
Add (deduct):
Transaction, acquisition related costs, restructuring and other costs(b)	20,442	14,610	5,589	11,421	4,910	12,835
Disposition and exit of business activities	(175,189)	(175,189)	—	—	—	—
(Gain) loss on extinguishment of debt	18,674	14,943	(210)	3,521	79,866	35,389
(Gain) loss on disposal of fixed assets	(781)	(1,316)	—	535	—	—
Impairment of goodwill	400,000	400,000	—	—	—	—
Hurricane related costs(c)	—	—	15,025	15,025	13,651	5,465
Hurricane reimbursements(d)	—	—	(26,561)	(26,561)	—	—
KFPC startup costs(e)	—	—	3,019	3,019	897	14,618
Sale of emission credits(f)	—	—	(4,601)	(4,601)	—	—
Non-cash compensation expense	8,346	7,011	8,158	9,493	8,102	7,627
Spread between FIFO and ECRC	71,513	58,091	39,361	52,783	(38,660)	(6,118)

Adjusted EBITDA(a)	$256,716	$207,672	$271,548	$320,592	$378,043	$374,199

Add (deduct):
Actual impact of Cariflex and IRSA	(38,326)

Adjusted EBITDA excluding Cariflex and IRSA	218,390
Run-rate IRSA and fixed cost recovery	37,876

Pro Forma Adjusted EBITDA	$256,266

(a)	Included in EBITDA is a $32.9 million gain on insurance for the nine months ended September 30, 2019 and the year ended December 31, 2019, fully offsetting the lost margin in the first quarter of 2019, and reimbursement for a portion of the direct costs we have incurred to date related to Hurricane Michael. Also included in EBITDA are Isoprene Rubber sales to Daelim under the IRSA. Sales under the IRSA are transacted at cost. Included in Adjusted EBITDA is the amortization of non-cash deferred income of $7.5 million for the nine months ended September 30, 2020, which represents revenue deferred until the products are sold under the IRSA.

(b)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are recorded primarily in selling, general, and administrative expenses.

(c)	Incremental costs related to Hurricane Michael, which are recorded in cost of goods sold. Additionally, we incurred direct costs due to the impacts of Hurricane Dorian, which are recorded in cost of goods sold.

(d)	Reimbursement of incremental costs related to Hurricane Michael, which is recorded in gain on insurance proceeds.

(e)	Startup costs related to the joint venture company, KFPC, which are recorded in cost of goods sold for 2019, selling, general, and administrative expenses for 2018, and cost of goods sold for 2017.

(f)	We recorded a gain of $4.6 million in other income (expense) related to the sale of emissions credits accumulated by our Swedish Chemical legal entity.